EXHIBIT 10.2

Nestor, Inc.

2006 Annual Meeting of the Board of Directors

Board Cash Compensation Schedule

For Board Meetings

$1,000 per meeting attended in person
$500 per telephonic meeting

For Audit Committee Meetings

Chair: $1,500 per meeting
Members: $500 per meeting

(No distinction between in-person and telephonic meetings)

For Other Committee Meetings

Chair:  $750 per meeting
Members:  $250 per meeting

(No distinction between in-person and telephonic meetings)